UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report	April 1, 2005
(Date of earliest event reported)	April 1, 2005

Main Street Trust, Inc.

(Exact name of Registrant as specified in its charter)

Illinois

(State or other jurisdiction of incorporation)

000-30031	37-1338484
(Commission File Number)	(I.R.S. Employer Identification Number)

100 W. University Ave., Champaign, Illinois	61820-4028
(Address of principal executive offices)	(Zip Code)

(217) 351-6500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets

Effective Friday, April 1, 2004, Main Street Trust, Inc. (“Main Street”) completed its acquisition of Citizens First Financial Corp. (“Citizens”), the holding company for Citizens State Bank, an Illinois chartered savings bank, through the merger of Citizens with and into Citizens Acquisition LLC, a wholly-owned subsidiary of Main Street (“Acquisition LLC”).  Immediately following the effective time of the merger, Acquisition LLC was dissolved, making Main Street the direct holding company of Citizens State Bank.

As a result of the transaction, Citizens’ former stockholders will be entitled to receive, in exchange for each share of Citizens common stock that they owned at the effective time of the merger, either $35.00 in cash or 1.1051 shares of common stock of Main Street.  Citizens stockholders that owned fewer than 100 shares of Citizens common stock of record at the effective time of the merger will automatically receive cash in exchange for their shares.  Citizens stockholders that owned 100 or more shares of Citizens common stock of record at the effective time of the merger will have the opportunity to elect to receive their consideration entirely in cash, entirely in Main Street common stock, or in a combination of cash and common stock, subject to allocation and proration procedures that are intended to ensure that on an aggregate basis 50% of the Citizens shares outstanding at the effective time of the merger are converted into cash and the remaining 50% are converted into Main Street common stock, and subject also to a requirement that no stockholder may elect to receive stock with respect to fewer than 100 shares of Citizens common stock.  To Main Street’s knowledge, 1,623,450 shares of Citizens common stock were outstanding at the effective time of the merger.

Former Citizens stockholders will receive information on how to exchange their shares from American Stock Transfer, who has been appointed by Main Street, Citizens, and Main Street Bank & Trust, the exchange agent in the merger, to act as sub-agent for the purpose of mailing, collecting and reviewing the election and exchange materials.

The terms of the merger are contained in the Agreement and Plan of Merger, which was filed with the Securities and Exchange Commission in Main Street’s Form 8-K dated November 8, 2004.  Main Street’s Registration Statement on Form S-4 (Registration No. 333-121579), which was declared effective by the Securities and Exchange Commission on January 28, 2005, sets forth additional information regarding Main Street, Citizens and the merger.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Effective March 31, 2005, Main Street and JPMorgan Chase Bank, N.A. (the “Lender”), executed and delivered to each other a Credit Agreement, and Main Street executed and delivered to the Lender a Term Promissory Note and a Line of Credit Note pursuant to the Credit Agreement to evidence its obligations for amounts borrowed thereunder. The Credit Agreement renewed and modified a revolving line of credit that the Lender’s predecessor bank had originated in Main Street’s favor and provided a three-year term loan to Main Street.  The most material modification to the terms of the line of credit, as renewed, is an increase in the credit limit from $10 million to $15 million.  The line of credit expires on May 31, 2006, at which time all amounts borrowed thereunder will become due and payable.  Amounts drawn on the line of credit will bear interest, at Main Street’s option, at the Lender’s prime rate less 1.25% or at one, two, three or six-month LIBOR plus 125 basis points.  The term loan, which is in the amount of up to $6,000,000, matures on March 31, 2008, at which time all amounts borrowed thereunder will become due and payable.  The amounts funded pursuant to the term loan will bear interest, at Main Street’s option, at the Lender’s prime rate less 1.25% or at one, two, three or six-month LIBOR plus 150 basis points.

On April 1, 2005, to assist in financing the acquisition of Citizens described above, Main Street drew $4,000,000 pursuant to the line of credit and $6,000,000 pursuant to the term loan.

Item 9.01.  Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired.

Main Street will provide the financial statements required by paragraph (a) of Item 9.01 of the Form 8-K promulgated by the Securities and Exchange Commission (“the Commission”) pursuant to the Securities Act of 1934, as amended (the “Exchange Act”), if any such information is required, on a Form 8-K/A within 71 days of the date that this initial report on Form 8-K is required to be filed with the Commission.

(b)                                 Pro Forma Financial Information.

Main Street will provide the pro forma information required by paragraph (b) of Item 9.01 of Form 8-K promulgated by the Commission pursuant to the Exchange Act, if any such pro forma financial information is required, on a Form 8-K/A within 71 days of the date that this initial report on Form 8-K is required to be filed with the Commission.

(c)                                  Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAIN STREET TRUST, INC.

Dated: April 1, 2005	By:	/s/ Van A. Dukeman
Van A. Dukeman
President and Chief Executive Officer